Exhibit 99.1

5151 San Felipe
Houston, Texas 77056
NYSE: CPGX

NEWS RELEASE	August 3, 2015

FOR ADDITIONAL INFORMATION:

Investors:	Media:
Bruce Connery	James Yardley
Vice President, Investor Relations	Director, External & Corporate Communications
(713) 386-3603	(713) 386-3366
blconnery@cpg.com	jyardley@cpg.com

Columbia Pipeline Group Reports Second Quarter 2015 Earnings

•	Reconfirms Annual Average EBITDA and Dividend growth rates through 2020 of 20% and 15%, respectively

•	Separation from NiSource Inc. successfully completed

•	Mountaineer XPress and Gulf XPress projects advance; Midstream’s Gibraltar project moving forward

•	Continued progress on executing key growth and modernization investments

HOUSTON - Columbia Pipeline Group, Inc. (NYSE: CPGX) reported net operating earnings from continuing operations (non-GAAP) of $61.2 million for the three months ended June 30, 2015, compared with $59.4 million for the prior year period. Operating earnings (non-GAAP) for the second quarter were $109.1 million compared to $103.9 million for the prior year period. For the quarter, Adjusted EBITDA (non-GAAP) was $138.6 million compared to $126.6 million in 2014. Additionally, distributable cash flow (non-GAAP) was $27.9 million for the second quarter. Please refer to Schedules 1 and 2 in the financial tables below for a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP financial measures.

On a GAAP basis, CPG reported income from continuing operations for the three months ended June 30, 2015 of $60.1 million compared to $59.4 million for the prior year period. Operating income in the second quarter was $107.3 million compared to $103.9 million for the prior year period.
“Our core investment strategies continue to deliver solid financial and operational results squarely in line with our expectations,” said CPG Chairman and Chief Executive Officer, Robert C. Skaggs, Jr. “CPG teams are successfully delivering on significant growth and modernization projects as we continue to provide solutions for Marcellus and Utica producers as well as existing and prospective demand-side customers. These investments are expected to drive strong long-term EBITDA and dividend growth for CPG.”
Second Quarter Highlights
CPG’s separation from NiSource Inc. successfully completed
On July 1, 2015, CPG’s planned separation from NiSource Inc. was successfully completed, creating a stand-alone, public company, which trades on the New York Stock Exchange under the ticker symbol “CPGX.”

“A tremendous amount of hard work by the CPG and NiSource teams allowed us to successfully execute our separation strategy. As a standalone pipeline, midstream and storage company, we believe CPG presents a compelling investment proposition -- a unique combination of very stable cash flows, a high quality and diverse customer base and highly visible growth driven by an unmatched position in the country’s most prolific shale basins,” Skaggs said.
Prior to separation, CPG successfully completed its debt recapitalization process, issuing $2.75 billion of investment grade debt with a weighted average term of 11 years and a weighted average coupon of approximately 4 percent. With a strong financial foundation, CPG is well positioned to execute on its deep inventory of infrastructure investments.

Growth Project Update

In total, CPG is on track to invest approximately $1.2 billion during 2015 and expects to triple its net investment level by 2020. During the second quarter, CPG continued to strengthen its competitive market position in the Marcellus and Utica Shale production regions by advancing several major growth projects. CPG also continued to execute its long-term system modernization program.

•
On June 24, CPG announced that the Mountaineer XPress (MXP) and Gulf XPress (GXP) projects had received Board approval and moved into the execution phase. These projects will provide significant new takeaway capacity for Marcellus and Utica Shale production. Specifically, MXP will provide up to 2.7 billion cubic feet per day of firm transportation capacity on the Columbia Gas Transmission system and GXP will provide nearly 900 million cubic feet per day of firm transportation capacity on the Columbia Gulf Transmission system. Together, the projects involve an investment of approximately $2.7 billion and are targeted to be placed in service in the fourth quarter of 2018.

•
Separately, Columbia Midstream Group (CMG) recently announced its Gibraltar project -- an approximately $275 million investment in a 1 billion cubic feet per day dry gas header pipeline in southwest Pennsylvania targeting Utica dry gas. CMG expects this to be the first of multiple phases and anticipates that the total investment could be as much as $600 million.

•
CPG’s East Side Expansion project continues to advance and is expected to be placed in service in the fourth quarter of 2015. The approximately $275 million project will provide 312 million cubic feet per day of additional capacity for Marcellus Shale supplies to reach growing -- and capacity constrained -- northeastern and mid-Atlantic markets.

•
Progress continues on several other major growth projects, including CPG’s approximately $1.8 billion Leach and Rayne XPress projects, the $850 million WB XPress project and the $310 million Cameron Access project. Together, these projects will create approximately 4 billion cubic feet per day of new capacity commitments across the CPG system, including access to LNG export facilities in Louisiana and Maryland.

•
CPG is executing on the third year of the Columbia Gas Transmission long-term system modernization program, which is underpinned by a first of its kind FERC approved customer settlement. CPG expects to make approximately $300 million in modernization investments during 2015. Recovery of approximately $320 million of investments made in 2014 began earlier this year. Discussions with customers are underway regarding the possible extension of the program. As those discussions progress, periodic updates will be provided.

•
CMG remains on schedule with the first phase of its $120 million Washington County Gathering project, as well as its $65 million Big Pine Expansion project -- both expected to be placed in service before the end of 2015.

“Across all parts of the company, from the regulated interstate pipelines to the growing midstream franchise and the system modernization program, our team is highly focused on executing CPG’s transformational growth strategy,” said Skaggs.

Three Months Ended June 30, 2015 Operating Results

CPG’s net operating earnings from continuing operations (non-GAAP) for the three months ended June 30, 2015 were $61.2 million compared to $59.4 million for the prior year period. Please refer to schedule 1 for a reconciliation of net operating earnings to GAAP. A comparison of operating results for the three months ended June 30, 2015 to the three months ended June 30, 2014 is summarized below. Earnings for the periods prior to the date of CPG’s separation from NiSource are derived from the financial statements and accounting records of CPG’s predecessor.

Operating revenues, excluding the impact of trackers, increased by $20.7 million, primarily due to higher demand margin revenue as a result of growth projects placed into service and new firm contracts.

Operating expenses, excluding the impact of trackers, increased by $18.1 million, primarily due to higher outside service costs, increased employee and administrative costs and higher depreciation. These increases were partially offset by increased gains on the conveyances of mineral interests.

Equity earnings increased by $2.6 million, primarily due to certain Pennant facilities being fully placed in-service.

Other deductions increased by $8.7 million, primarily due to an increase in interest expense resulting from the issuance of long-term debt in May 2015, partially offset by the equity portion of Allowance for Funds Used During Construction (AFUDC).

The effective tax rate of net operating earnings was 32.4% compared to 36.8% for the same period last year. The 4.4% decrease is primarily due to CPPL earnings for which the noncontrolling public limited partners are directly responsible for the related income taxes.

Six Months Ended June 30, 2015 Operating Results

CPG’s net operating earnings from continuing operations (non-GAAP) for the six months ended June 30, 2015 were $158.3 million compared to $152.4 million for the prior year period. Please refer to schedule 1 for a reconciliation of net operating earnings to GAAP. A comparison of operating results for the six months ended June 30, 2015 to the six months ended June 30, 2014 is summarized below. Earnings for the periods prior to the date of CPG’s separation from NiSource are derived from the financial statements and accounting records of CPG’s predecessor.

Operating revenues, excluding the impact of trackers, increased by $42.3 million, primarily due to higher demand margin revenue as a result of growth projects placed into service and new firm contracts. This increase was partially offset by decreased mineral rights royalty revenue.

Operating expenses, excluding the impact of trackers, increased by $41.7 million, primarily due to higher employee and administrative costs, increased outside service costs and higher depreciation. Additionally, there were decreased gains on the conveyances of mineral interests and increased other taxes.

Equity earnings increased by $8.2 million, primarily due to certain Pennant facilities being fully placed in service and new compression assets being placed into service at Millennium Pipeline.

Other deductions for the six months ended June 30, 2015 increased by $12.2 million compared to the same period in 2014. The increase was primarily due to an increase in interest expense resulting from the issuance of long-term debt in May 2015, partially offset by the equity portion of AFUDC.

The effective tax rate of net operating earnings was 33.9% compared to 37.3% for the same period last year. The 3.4% decrease is primarily due to CPPL earnings for which the noncontrolling public limited partners are directly responsible for the related income taxes.
Conference Call

Columbia Pipeline Group and Columbia Pipeline Partners LP will host a joint investor conference call at 10:00 a.m. ET (9:00 a.m. CT) on Monday, August 3, 2015, to review their second quarter 2015 financial results. All interested parties may listen to the conference call live by logging onto the Columbia Pipeline Group or Columbia Pipeline Partners investor relations websites at http://investors.cpg.com or
http://investors.columbiapipelinepartners.com.

A replay of the call will be available beginning at 1:00 pm ET on August 3, through 11:59 p.m. ET on August 10. To access the recording, call (855) 859-2056 and enter conference ID 84781146. For international participants to hear the replay, please dial (404) 537-3406 and enter the same pass code as above, 84781146. A recording of the call also will be archived on the Columbia Pipeline Group and Columbia Pipeline Partners websites.

Non-GAAP Financial Measures

Operating Earnings, Adjusted EBITDA and Partnership Distributable Cash Flow
We define Operating Earnings as operating income adjusted for transactions that are considered unusual, infrequent or not representative of underlying trends. Examples of these transactions include impairments and costs associated with CPG's separation from NiSource. We define Adjusted EBITDA as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees, less equity earnings in unconsolidated affiliates and other, net. In addition, to the extent transactions occur that are considered unusual, infrequent or not representative of underlying trends, we will remove the effect of these items from Adjusted EBITDA. Examples of these transactions include impairments and costs associated with the separation. We define Distributable Cash Flow as Adjusted EBITDA less net cash interest expense, maintenance capital expenditures, gain on sale of assets and distributable cash flow attributable to noncontrolling interest plus proceeds from sale of assets, capital costs related to the separation and any other known differences between cash and income.

Operating Earnings, Adjusted EBITDA and Distributable Cash Flow are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentations of Operating Earnings, Adjusted EBITDA and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Operating Earnings is Operating Income. The GAAP measures most directly comparable to Adjusted EBITDA and Distributable Cash Flow are Net Income and Net Cash Flows from Operating Activities. Our non-GAAP financial measures of Operating Earnings, Adjusted EBITDA and Distributable Cash Flow should not be considered as an alternative to GAAP operating income, net income or net cash flows from operating activities. Operating Earnings, Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect operating income, net income and net cash flows from operating activities. You should not consider Operating Earnings, Adjusted EBITDA or Distributable Cash Flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Operating Earnings, Adjusted EBITDA or Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Operating Earnings, Adjusted EBITDA or Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

About Columbia Pipeline Group, Inc.

Columbia Pipeline Group, Inc. operates approximately 15,000 miles of strategically located interstate pipeline, gathering and processing assets extending from New York to the Gulf of Mexico, including an extensive footprint in the Marcellus and Utica Shale production areas. Columbia Pipeline Group also operates one of the nation’s largest underground natural gas storage systems. Columbia Pipeline Group is listed on the NYSE under the ticker symbol CPGX. Additional information can be found at www.cpg.com.

Forward-Looking Statement

This release includes “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although CPG believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. CPG’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPG’s control. These factors include, but are not limited to, changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; our ability to successfully implement our business plan; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of CPG’s Registration Statement on Form 10 dated and filed with the Securities Exchange Commission on February 6, 2015, as amended and declared effective on June 3, 2015. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. CPG expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Columbia Pipeline Group, Inc.
Consolidated Net Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2015	2014	2015	2014
		Predecessor		Predecessor
Operating Revenues
Transportation revenues	$178.7	$153.5	$386.2	$332.7
Transportation revenues-affiliated	17.1	16.9	43.7	42.6
Transportation revenues-trackers	60.5	108.9	103.8	179.5
Storage revenues	35.5	35.7	71.9	71.7
Storage revenues-affiliated	12.9	13.1	26.1	26.7
Storage revenues-trackers	0.7	0.4	1.0	0.8
Other revenues	10.7	15.0	23.4	35.3
Total Operating Revenues	316.1	343.5	656.1	689.3
Operating Expenses
Operation and maintenance	89.9	66.3	164.7	132.5
Operation and maintenance-affiliated	24.9	29.3	52.9	57.8
Operation and maintenance-trackers	61.2	109.3	104.8	180.3
Depreciation and amortization	33.9	28.8	66.4	58.6
Gain on sale of assets	(8.3)	(0.3)	(13.6)	(17.8)
Property and other taxes	19.1	17.3	38.2	35.8
Total Operating Expenses	220.7	250.7	413.4	447.2
Equity Earnings in Unconsolidated Affiliates	13.7	11.1	29.1	20.9
Operating Earnings	109.1	103.9	271.8	263.0
Other Income (Deductions)
Interest expense	(12.9)	—	(12.9)	—
Interest expense-affiliated	(11.0)	(12.6)	(29.3)	(24.7)
Other, net	5.3	2.7	9.9	4.6
Total Other Deductions, net	(18.6)	(9.9)	(32.3)	(20.1)
Operating Earnings from Continuing Operations before Income Taxes	90.5	94.0	239.5	242.9
Income Taxes	29.3	34.6	81.2	90.5
Net Operating Earnings from Continuing Operations	61.2	59.4	158.3	152.4
Less: Net Operating Earnings from Continuing Operations - Noncontrolling Interest	9.0	—	16.1	—
Net Operating Earnings from Continuing Operations - Controlling Interest	52.2	59.4	142.2	152.4
GAAP Adjustment	(1.1)	—	(1.1)	—
GAAP Income from Continuing Operations - Controlling Interest	$51.1	$59.4	$141.1	$152.4

Columbia Pipeline Group, Inc.
Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2015	2014	2015	2014
		Predecessor		Predecessor
Net Operating Earnings from Continuing Operations - Controlling Interest	$52.2	$59.4	$142.2	$152.4
Items excluded from operating earnings
Operating Expenses:
Asset impairment	(1.8)	—	(1.8)	—
Total items excluded from operating earnings	(1.8)	—	(1.8)	—
Other Deductions:
Tax effect of above items	0.7	—	0.7	—
Total items excluded from net operating earnings	(1.1)	—	(1.1)	—
GAAP Income from Continuing Operations - Controlling Interest	$51.1	$59.4	$141.1	$152.4

Columbia Pipeline Group, Inc.
Schedule 2 – Non-GAAP Reconciliation of Adjusted EBITDA and Distributable Cash Flow
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2015	2014	2015	2014
		Predecessor		Predecessor
Net Income	$59.8	$59.1	$156.9	$151.9
Add:
Interest expense	12.9	—	12.9	—
Interest expense-affiliated	11.0	12.6	29.3	24.7
Income taxes	28.6	34.6	80.5	90.5
Depreciation and amortization	33.9	28.8	66.4	58.6
Asset impairment	1.8	—	1.8	—
Distributions of earnings received from equity investees	9.6	5.3	27.9	12.9
Less:
Equity earnings in unconsolidated affiliates	13.7	11.1	29.1	20.9
Other, net	5.3	2.7	9.9	4.6
Adjusted EBITDA	$138.6	$126.6	$336.7	$313.1
Less:
Adjusted EBITDA attributable to noncontrolling interest	11.4		21.1
Adjusted EBITDA attributable to CPG	$127.2		$315.6
Net Cash Flows from Operating Activities	$103.0	$133.8	$266.8	$337.4
Interest expense	12.9	—	12.9	—
Interest expense-affiliated	11.0	12.6	29.3	24.7
Current taxes	32.8	16.0	48.6	42.9
Other adjustments to operating cash flows	10.7	(2.1)	7.5	13.3
Changes in assets and liabilities	(31.8)	(33.7)	(28.4)	(105.2)
Adjusted EBITDA	$138.6	$126.6	$336.7	$313.1
Less:
Adjusted EBITDA attributable to noncontrolling interest	11.4		21.1
Adjusted EBITDA attributable to CPG	$127.2		$315.6
Adjusted EBITDA	$138.6		$336.7
Less:
Cash interest, net	23.9		42.2
Maintenance capital expenditures	89.4		110.0
Gain on sale of assets	8.3		13.6
Net cash paid for income taxes	32.8		48.6
Distributions to public unitholders	4.9		4.9
Add:
Proceeds from sales of assets	7.1		17.3
Capital costs related to Separation	41.5		43.6
Distributable Cash Flow	$27.9		$178.3

Columbia Pipeline Group, Inc.
Statements of Consolidated and Combined Operations (GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2015	2014	2015	2014
		Predecessor		Predecessor
Operating Revenues
Transportation revenues	$237.8	$260.5	$486.2	$507.4
Transportation revenues-affiliated	18.5	18.8	47.5	47.4
Storage revenues	36.2	36.0	72.8	72.3
Storage revenues-affiliated	12.9	13.2	26.2	26.9
Other revenues	10.7	15.0	23.4	35.3
Total Operating Revenues	316.1	343.5	656.1	689.3
Operating Expenses
Operation and maintenance	151.1	175.6	269.5	312.8
Operation and maintenance-affiliated	24.9	29.3	52.9	57.8
Depreciation and amortization	33.9	28.8	66.4	58.6
Gain on sale of assets	(6.5)	(0.3)	(11.8)	(17.8)
Property and other taxes	19.1	17.3	38.2	35.8
Total Operating Expenses	222.5	250.7	415.2	447.2
Equity Earnings in Unconsolidated Affiliates	13.7	11.1	29.1	20.9
Operating Income	107.3	103.9	270.0	263.0
Other Income (Deductions)
Interest expense	(12.9)	—	(12.9)	—
Interest expense-affiliated	(11.0)	(12.6)	(29.3)	(24.7)
Other, net	5.3	2.7	9.9	4.6
Total Other Deductions, net	(18.6)	(9.9)	(32.3)	(20.1)
Income from Continuing Operations before Income Taxes	88.7	94.0	237.7	242.9
Income Taxes	28.6	34.6	80.5	90.5
Income from Continuing Operations	$60.1	$59.4	$157.2	$152.4
Loss from Discontinued Operations-net of taxes	(0.3)	(0.3)	(0.3)	(0.5)
Net Income	$59.8	$59.1	$156.9	$151.9
Less: Net income attributable to noncontrolling interest	9.0		16.1
Net income attributable to CPG	$50.8		$140.8
Amounts attributable to CPG:
Income from continuing operations	$51.1	$59.4	$141.1	$152.4
Loss from discontinued operations	(0.3)	(0.3)	(0.3)	(0.5)
Net income attributable to CPG	$50.8	$59.1	$140.8	$151.9

Columbia Pipeline Group Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

(in millions)	June 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$136.8	$0.5
Accounts receivable (less reserve of $0.6 and $0.6, respectively)	123.6	149.4
Accounts receivable-affiliated	678.8	180.0
Materials and supplies, at average cost	28.2	24.9
Exchange gas receivable	24.8	34.8
Regulatory assets	5.3	6.1
Deferred property taxes	32.3	48.9
Deferred income taxes	91.8	60.0
Prepayments and other	20.3	14.7
Total Current Assets	1,141.9	519.3
Investments
Unconsolidated affiliates	444.6	444.3
Other investments	12.1	2.7
Total Investments	456.7	447.0
Property, Plant and Equipment
Property, plant and equipment	8,476.6	7,935.4
Accumulated depreciation and amortization	(2,993.0)	(2,976.8)
Net Property, Plant and Equipment	5,483.6	4,958.6
Other Noncurrent Assets
Regulatory assets	149.0	151.9
Goodwill	1,975.5	1,975.5
Postretirement and postemployment benefits assets	110.8	90.0
Deferred charges and other	39.4	15.2
Total Other Noncurrent Assets	2,274.7	2,232.6
Total Assets	$9,356.9	$8,157.5

Columbia Pipeline Group Inc.
Consolidated Balance Sheets (GAAP) (continued)
(unaudited)

(in millions)	June 30, 2015	December 31, 2014
LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt-affiliated	$—	$115.9
Short-term borrowings	20.0	—
Short-term borrowings-affiliated	718.9	252.5
Accounts payable	67.6	56.0
Accounts payable-affiliated	29.6	53.6
Customer deposits	41.8	13.4
Taxes accrued	96.9	103.2
Exchange gas payable	24.9	34.7
Deferred revenue	13.7	22.5
Regulatory liabilities	9.0	1.3
Legal and environmental	2.1	2.0
Accrued capital expenditures	146.3	61.1
Other accruals	92.7	68.0
Total Current Liabilities	1,263.5	784.2
Noncurrent Liabilities
Long-term debt	2,745.9	—
Long-term debt-affiliated	—	1,472.8
Deferred income taxes	1,326.2	1,255.7
Accrued liability for postretirement and postemployment benefits	46.7	53.0
Regulatory liabilities	304.1	295.7
Asset retirement obligations	24.2	23.2
Other noncurrent liabilities	85.5	96.6
Total Noncurrent Liabilities	4,532.6	3,197.0
Total Liabilities	5,796.1	3,981.2
Commitments and Contingencies
Equity
Net parent investment	2,635.0	4,210.8
Accumulated other comprehensive loss	(24.5)	(34.5)
Total CPG Equity	2,610.5	4,176.3
Noncontrolling Interest	950.3	—
Total Equity	3,560.8	4,176.3
Total Liabilities and Equity	$9,356.9	$8,157.5

Columbia Pipeline Group Inc.
Statements of Consolidated and Combined Cash Flows (GAAP)
(unaudited)

Six Months Ended June 30, (in millions)	2015	2014
		Predecessor
Operating Activities
Net Income	$156.9	$151.9
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	66.4	58.6
Deferred income taxes and investment tax credits	31.9	47.6
Deferred revenue	(0.1)	2.0
Equity-based compensation expense and 401(k) profit sharing contribution	3.9	1.7
Gain on sale of assets	(11.8)	(17.8)
Income from unconsolidated affiliates	(29.1)	(20.9)
Loss from discontinued operations-net of taxes	0.3	0.5
Amortization of debt related costs	0.6	—
AFUDC equity	(8.5)	(4.3)
Distributions of earnings received from equity investees	27.9	12.9
Changes in Assets and Liabilities:
Accounts receivable	13.9	(25.2)
Accounts receivable-affiliated	1.7	19.1
Accounts payable	2.3	24.3
Accounts payable-affiliated	(26.9)	(17.7)
Customer deposits	1.0	75.2
Taxes accrued	(0.4)	(9.4)
Exchange gas receivable/payable	0.2	4.7
Other accruals	13.5	4.3
Prepayments and other current assets	7.8	20.5
Regulatory assets/liabilities	25.5	25.6
Postretirement and postemployment benefits	(15.5)	(11.1)
Deferred charges and other noncurrent assets	(2.2)	(3.3)
Other noncurrent liabilities	7.6	(0.8)
Net Operating Activities from Continuing Operations	266.9	338.4
Net Operating Activities used for Discontinued Operations	(0.1)	(1.0)
Net Cash Flows from Operating Activities	266.8	337.4
Investing Activities
Capital expenditures	(470.2)	(296.6)
Insurance recoveries	2.1	6.8
Change in short-term lendings-affiliated	(500.2)	(10.4)
Proceeds from disposition of assets	17.3	4.9
Distributions from (contributions to) equity investees	2.2	(54.8)
Other investing activities	(17.0)	(3.4)
Net Cash Flows used for Investing Activities	(965.8)	(353.5)
Financing Activities
Change in short-term borrowings	20.0	—
Change in short-term borrowings-affiliated	466.3	(312.6)
Issuance of long-term debt	2,745.9	—
Debt related costs	(22.5)	—
Issuance of long-term debt-affiliated	1,217.3	328.4
Payments of long-term debt-affiliated, including current portion	(2,806.0)	—
Proceeds from the issuance of common units, net of offering costs	1,168.4	—
Distribution of IPO proceeds to parent	(500.0)	—
Distribution to parent	(1,450.0)	—
Distribution to noncontrolling interest	(4.9)	—
Transfer from parent	0.8	—
Net Cash Flows from Financing Activities	835.3	15.8
Change in cash and cash equivalents	136.3	(0.3)
Cash and cash equivalents at beginning of period	0.5	0.4
Cash and Cash Equivalents at End of Period	$136.8	$0.1